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                                                                    EXHIBIT 99.2

NEWS RELEASE

For further information contact:

Kerry J. Chauvin                                         Joseph "Duke" Gallagher
Chief Executive Officer                                  Chief Financial Officer
(985) 872-2100                                                    (985) 872-2100

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FOR IMMEDIATE RELEASE
MONDAY, JANUARY 14, 2002



                         GULF ISLAND FABRICATION, INC.
                      ANNOUNCES QUARTERLY CONFERENCE CALL
                         FOR THURSDAY, JANUARY 31, 2002

Houma, LA--(BUSINESS WIRE)--January 14, 2002--Gulf Island Fabrication, Inc. (NASDAQ: GIFI), today announced it will release fourth quarter earnings on Wednesday, January 30, 2002 during morning market hours.

The management of Gulf Island Fabrication, Inc. will hold a conference call on Thursday, January 31, 2002, at 9:00 a.m. Central Time (10:00 a.m. Eastern Time) to discuss the Company's financial results for the quarter and twelve months ended December 31, 2001.

The call is accessible to the public by dialing 800-997-8642. If you are unable to participate, a replay will be available through February 6, 2002 by dialing 800-428-6051 and using the replay PIN# 225038.

This call is being webcast by CCBN and can be accessed at Gulf Island Fabrication, Inc.'s web site at www.gulfisland.com.
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Gulf Island Fabrication, Inc., based in Houma, Louisiana, is a leading fabricator of offshore drilling and production platforms, offshore living quarters and other specialized structures used in the development and production of offshore oil and gas reserves. The Company also offers offshore interconnect pipe hook-up, inshore marine construction, manufacture and repair of pressure vessels, steel warehousing and sales construction, manufacture and repair of pressure vessels, steel warehousing and sales.